Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (No. 333-180439) and Form S-8 (Nos. 333-131791, 333-170391 and 333-188642 of Rosetta Resources Inc. of our report dated February 23, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 23, 2015